                                                                     EXHIBIT 4.5

        THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY BE SOLD, OFFERED FOR SALE OR TRANSFERRED ONLY IN ACCORDANCE WITH THE PROVISIONS OF THIS WARRANT AND PURSUANT TO A REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.


C.S. NO. [WRNT]                                               [WRNTS] Shares


                           WARRANT TO PURCHASE SHARES
                               OF COMMON STOCK OF

                          CELTRIX PHARMACEUTICALS, INC.




        1. COMMON STOCK AND WARRANT PURCHASE AGREEMENT. This Warrant is issued to [NAME] ("Purchaser") pursuant to the Common Stock and Warrant Purchase Agreement dated as of October 12, 1998 (with a closing date of November 20, 1998) between Celtrix Pharmaceuticals, Inc., a Delaware company ("Celtrix"), and Purchaser ("Purchase Agreement") in which Celtrix issued [UNITS] Units to Purchaser. Each "Unit" is composed of one share of Celtrix Common Stock ("Share") and a warrant to purchase one and one half shares of Celtrix Common Stock. This Warrant is part of the Unit.


        2. NUMBER AND PRICE OF SHARES SUBJECT TO WARRANT. Subject to the terms and conditions herein set forth Purchaser is entitled to purchase from Celtrix, at any time in whole or from time to time in part commencing on February 20, 1999 (the "Vesting Date") and until November 20, 2002, [WARRANTSPELLED] ([WRNTS]) shares (which number of shares is subject to adjustment as described below) of fully paid and nonassessable Common Stock, $.01 par value, of Celtrix ("Warrant Shares"), upon surrender of this Warrant at the principal office of Celtrix and upon payment of the purchase price by wire transfer to Celtrix or cashiers check drawn on a United States bank made to the order of Celtrix. Subject to adjustment as hereinafter provided, the purchase price of one Warrant Share (or such securities as may be substituted for one Warrant Share pursuant to the provisions hereinafter set forth) shall be $0.55. The purchase price of one Warrant Share (or such securities as may be substituted for one Warrant Share pursuant to the provisions hereinafter set forth) payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the "Warrant Price."

               (a) ACCELERATION. In the event that a Corporate Transaction (as defined in Section 13 below) is consummated by Celtrix prior to the Vesting Date, this Warrant shall become immediately exercisable by the Registered Holder (as defined in Section 9(c) below) for the full number of Warrant Shares set forth above in this Section 2.

        3. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

               (a) ADJUSTMENT FOR DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of Celtrix (or any shares of other stock or other securities at the time issued and outstanding) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, (i) other or additional stock or other securities or property (other than cash in connection with regular or ordinary dividends) of Celtrix by way of dividend, (ii) any cash paid or payable (including, without limitation, by way of dividend), except out of earned surplus of Celtrix, or (iii) other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares, or similar corporate rearrangement, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (including cash in the cases referred to in clauses (ii) and (iii) above) of Celtrix which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b), (c) and (d) of this Section 3.

               (b) ADJUSTMENT FOR RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification or change of the outstanding securities of Celtrix or of any reorganization of Celtrix (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, or any merger or consolidation of Celtrix, or any transfer of all or substantially all of Celtrix's properties or assets to any other person or entity under any plan or arrangement contemplating the dissolution of Celtrix within 6 months from the date of such transfer, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and
(c); and in each such case, the terms of this Section 3 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

               (c) STOCK SPLITS AND REVERSE STOCK SPLITS. If at any time on or after the date hereof Celtrix shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of Warrant shall thereby be proportionately decreased.

                (d) OTHER ADJUSTMENTS.

                        (i) IN GENERAL. In case Celtrix shall issue or sell shares of its Common Stock after the date hereof without consideration or for a consideration per share less than $0.4375 per share, except where such shares are issued or sold pursuant to the circumstances set forth in subsection (iii) below, then the Warrant Price in effect hereunder shall simultaneously with such issuance or sale be reduced to a price determined by multiplying the Warrant Price by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Common Stock that the aggregate consideration, if any, received by Celtrix upon such issuance or sale would purchase at the Warrant Price; and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after issuance or sale of such additional shares.

                        (ii) CONVERTIBLE SECURITIES. Subject to subsection (iii) below, in case Celtrix shall issue or sell any securities convertible into Common Stock of Celtrix ("Convertible Securities") after the date hereof, there shall be determined the price per share for which Common Stock is issuable upon the conversion or exchange thereof, such determination to be made by dividing
(a) the sum of the total amount received or receivable by Celtrix as consideration, if any, for the issue or sale of all such Convertible Securities and such additional consideration, if any, payable to Celtrix upon the conversion or exchange thereof, by (b) the maximum number of shares of Common Stock of Celtrix issuable upon the conversion or exchange of all of such Convertible Securities. If the price per share so determined shall be less than $0.4375 per share, then at such time as any of such Convertible Securities are actually converted into shares of Common Stock, the Warrant Price shall be adjusted pursuant to the formula set forth in Section 3(d)(i) above taking into consideration only those Convertible Securities actually converted. The foregoing adjustment(s) shall also reflect any increase or increases, with the passage of time, in the amount of additional consideration, if any, payable to Celtrix for such Convertible Securities, or any change to the rate of exchange that may be applicable upon the conversion or exchange of such Convertible Securities.

                        (iii) NONDILUTIVE ISSUANCES. The terms of Section 3(d)(i) and (ii) shall not apply to any of the following:

                                (1) Common Stock issued pursuant to a
transaction described in Section 3(c) hereof,

                                (2) Shares of Common Stock issuable or issued to
employees, consultants or directors of Celtrix directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of Celtrix,

                                (3) Capital stock, or options or warrants to
purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions,

                                (4) Shares of Common Stock or Preferred Stock
issuable upon exercise of warrants outstanding as of the date of this Warrant,

                                (5) Capital stock or warrants or options to
purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of Celtrix.

        4. NO FRACTIONAL SHARES. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, Celtrix shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported on the Nasdaq National Market on the date of exercise.

        5. NO STOCKHOLDER RIGHTS. This Warrant shall not entitle its holder to any of the rights of a stockholder of Celtrix.

        6. RESERVATION OF STOCK. Celtrix covenants that during the period this Warrant is exercisable, Celtrix will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock (or other securities, if applicable) to provide for the issuance of Warrant Shares (or other securities) upon the exercise of this Warrant. Celtrix agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of this Warrant.

        7. EXERCISE OF WARRANT. This Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit A duly completed and executed on behalf of the holder hereof, at the principal office of Celtrix together with payment in full of the Warrant Price then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. The Warrant Price shall by wire transfer to Celtrix or cashiers check drawn on a United States bank made to the order of Celtrix. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, Celtrix at its expense shall cause to be issued and delivered to the person or persons entitled to receive the same a certificate or certificates for the number of full Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The Warrant Shares issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable. In the event that this Warrant is exercised in part, Celtrix at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

        8. CERTIFICATE OF ADJUSTMENT. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, Celtrix shall, at its expense, promptly deliver to the record holder of this Warrant a certificate of an officer of Celtrix setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

        9. TRANSFERABILITY.

               (a) UNREGISTERED SECURITY. Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of
(i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to Celtrix, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

               (b) TRANSFERABILITY. Subject to the provisions of Section 9(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of Celtrix, provided, however, that this Warrant may not be transferred in part unless the transferee and any subsequent transferee acquires the right to purchase at least 100,000 shares (as adjusted pursuant to Section 3) of Warrant Shares hereunder.

               (c) WARRANT REGISTER. Celtrix will maintain a register containing the name and address of Purchaser or its registered assign (the "Registered Holder") of this Warrant. Until any transfer of this Warrant is made in the warrant register, Celtrix may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, Celtrix may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder's address as shown on the warrant register by written notice to Celtrix requesting such change.

        10. NOTICES OF RECORD DATE. In the event of:

               (a) any taking by Celtrix of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of Celtrix) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

               (b) any capital reorganization of Celtrix, any reclassification or recapitalization of the capital stock of Celtrix or any transfer of all or substantially all the assets of Celtrix to or consolidation or merger of Celtrix with or into any other person; or

               (c) any voluntary or involuntary dissolution, liquidation or winding-up of Celtrix, then and in each such event Celtrix will mail or cause to be mailed to each holder of a Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the date therein specified.

        11. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to Celtrix of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft, destruction or mutilation of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to Celtrix or, in the case of any such mutilation, on surrender and cancellation of such Warrant, Celtrix at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

        12. MISCELLANEOUS. This Warrant shall be governed by the laws of the State of California. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by Celtrix and the registered holder of warrants covering a majority of the Warrant Shares reserved for issuance upon exercise of this Warrant. All notices and other communications from Celtrix to the holder of this Warrant shall be sufficient if in writing and sent by registered or certified mail, domestic or international courier, or facsimile, return receipt requested, postage or courier charges prepaid, to the address furnished to Celtrix in writing by Purchaser. All such notices and communications shall be effective one (1) trading day after being sent by courier or by facsimile with confirmation of receipt or five (5) trading days after being sent by the other approved methods. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.


        13. TERMINATION. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on the earlier of (i) November 20, 2002, (ii) the sale, conveyance, disposal, or encumbrance of all or substantially all of Celtrix's property or business or Celtrix's merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Celtrix is disposed of (a "Corporate Transaction"), provided that this Section 13(ii) shall not apply to a merger effected exclusively for the purpose of changing the domicile of Celtrix, or
(iii) such earlier time as provided in Section 2 above. In the event that termination of this Warrant shall occur pursuant to subsection (ii) above, then and only then shall the following subsection 13(a) be applicable.

                (a) NET ISSUE EXERCISE.

                        (i) In lieu of exercising this Warrant in the manner provided above in Section 2, the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of Celtrix together with notice of such election in which event Celtrix shall issue to holder a number of shares of Common Stock computed using the following formula:

                             X =    Y (A - B)
                                    ---------
                                         A

Where          X = The number of shares of Common Stock to be issued to the
                   Registered Holder.

               Y = The number of shares of Common Stock purchasable under this
                   Warrant (at the date of such calculation).

               A = The fair market value of one share of Common Stock (at the date of such calculation).

               B = The Warrant Price (as adjusted to the date of such
                   calculation).

                        (ii) For purposes of this Section 13(a), the fair market value of one share of Common Stock on the date of calculation shall mean:

                                (A) if this Warrant is exercised at a time when
Celtrix Common Stock is traded on a securities exchange or The Nasdaq Stock Market, The Nasdaq SmallCap Market or is actively traded over-the-counter, the closing sale price of Celtrix Common Stock on the day prior to the date the Warrant is submitted for exercise, but if no such closing sale price is available, then:

                                        (1) if Celtrix Common Stock is traded on
a securities exchange, The Nasdaq Stock Market, or The Nasdaq SmallCap Market, the fair market value shall be deemed to be the average of the closing prices over a thirty (30) day period ending three days before the date of calculation; or

                                        (2) if Celtrix Common Stock is actively
traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation; or

                                (B) if (A) is not applicable, the fair market
value shall be at the highest price per share which Celtrix could obtain on the date of calculation from a willing buyer (not a current employee or director or an affiliate thereof) for shares of Common Stock sold by Celtrix, from authorized but unissued shares, as determined in good faith by the Board of Directors, unless Celtrix is at such time subject to a Corporate Transaction described in subsection 13(ii) above, in which case the fair market value per share of Common Stock shall be deemed to be the value of the consideration per share received by the holders of such stock pursuant to such Corporate Transaction.

        14. REMEDIES. Celtrix stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by Celtrix in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decreed for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

        15. NEGOTIABILITY. This Warrant is issued upon the following terms, to all of which each holder or owner hereof by the taking hereof consents and agrees:

               (a) title to this Warrant may be transferred only in accordance with the provisions of Section 9 hereunder; and

               (b) subject to the terms of Section 9, any person in possession of this Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his right, title and interest in this Warrant in favor of each such bona fide purchaser and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby.


        16. EXTENDED EXPIRATION. The right to exercise this Warrant shall expire at 5:00 P.M., PST, on November 20, 2002; provided, however, that if a registration statement covering the Warrant Shares has not become effective prior to the expiration date of the right to exercise this Warrant, then the right to exercise this Warrant shall be extended and shall expire 30 days after the effective date of such registration statement.

        17. ASSIGNABILITY. This Warrant may be assigned only in accordance with the provisions set forth in Section 9.



        ISSUED this 20th day of November, 1998.



                                            CELTRIX PHARMACEUTICALS, INC.



                                            ------------------------------------
                                            Andreas Sommer
                                            Chief Executive Officer


                                       -8

                                    EXHIBIT A


                          NOTICE OF INTENT TO EXERCISE
                  (To be signed only upon exercise of Warrant)



To:   CELTRIX PHARMACEUTICALS, INC.

The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____________ ____________________________ (_____________) shares of
Common Stock of Celtrix Pharmaceuticals, Inc. and herewith makes payment of ____________________ Dollars ($__________) thereof and requests that the certificates for such shares be issued in the name of, and delivered to ________________________________, whose address is _____________________________
________________________________________________________________________________
_______________________________________________________________________________.


        DATED: ______________


                                ------------------------------------------------
                                (Signature must conform in all respects to name of Holder as specified on the face of the Warrant)


                                ------------------------------------------------

                                ------------------------------------------------
                                (Address)

                                    EXHIBIT B

                                 ASSIGNMENT FORM

        FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

     NAME OF ASSIGNEE             ADDRESS/FAX NUMBER              NO. OF SHARES





Dated:_________________             Signature:
                                               ---------------------------------



                                               ---------------------------------


                                    Witness:
                                               ---------------------------------